Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Spirit Airlines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$3,848,377,979.60(1)(2)	0.0000927	$356,744.64(3)

Fees Previously Paid	$ 0		$ 0

Total Transaction Valuation	$ 3,848,377,979.60

Total Fees Due for Filing			$ 356,744.64

Total Fees Previously Paid			$ 0

Total Fee Offsets			$ 0

Net Fee Due			$ 356,744.64

(1) In accordance with Exchange Act Rule 0-11, the maximum number of securities of Spirit Airlines, Inc. (“Spirit”) to which this transaction applies was estimated to be (a) 108,854,641 shares of Spirit common stock outstanding as of August 23, 2022, which may be entitled to receive the per share merger consideration, which is a maximum of $34.15; (b) 680,263 shares of Spirit common stock in respect of Spirit restricted stock units outstanding as of August 23, 2022, which may be entitled to receive the per share merger consideration, which is a maximum of $34.15; (c) 317,915 shares and 105,574 shares of Spirit common stock in respect of Spirit performance share awards and market share awards, respectively, outstanding as of August 23, 2022, which may be entitled to receive the per share merger consideration, which is a maximum of $34.15; (d) 739,089 shares of Spirit common stock in respect of Spirit warrants outstanding as of August 23, 2022, which may be entitled to receive the per share merger consideration, which is a maximum of $34.15; and (e) 1,992,942 shares of Spirit common stock in respect of Spirit 4.75% Convertible Senior Notes due 2025, which may be entitled to receive the per share merger consideration, which is a maximum of $34.15.

(2) In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of August 23, 2022, based on the sum of: (a) the product of 108,854,641 shares of Spirit common stock outstanding as of August 23, 2022, and the per share merger consideration, which is a maximum of $34.15, (b) the product of 680,263 shares of Spirit common stock in respect of Spirit restricted stock units outstanding as of August 23, 2022, and the per share merger consideration, which is a maximum of $34.15, (c) the product of 317,915 shares and 105,574 shares of Spirit common stock in respect of Spirit performance share awards and market share awards, respectively, outstanding as of August 23, 2022, and the per share merger consideration, which is a maximum of $34.15, (d) the product of 739,089 shares of Spirit common stock in respect of Spirit warrants outstanding as of August 23, 2022, and the per share merger consideration, which is a maximum of $34.15, and (e) the product of 1,992,942 shares of Spirit common stock in respect of Spirit 4.75% Convertible Senior Notes due 2025, and the per share merger consideration, which is a maximum of $34.15.

(3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.